Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS THIRD QUARTER 2018 RESULTS, CONTINUES THE ROLLOUT OF ITS $11 MILLION PROFIT IMPROVEMENT PLAN

DALTON, GEORGIA (November 8, 2018) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the quarter ended September 29, 2018. For the third quarter of 2018, the Company had net sales of $101,562,000 as compared to $102,650,000 in 2017. The Company’s third quarter net sales were down 1.1% as compared to the same period in 2017 while the industry, we estimate, was up low single digits. For the third quarter of 2018, the Company had a loss from continuing operations of $2,922,000 or $0.19 per diluted share as compared to a loss of $547,000 or $0.03 per diluted share in the third quarter of 2017.
On a non-GAAP basis, as shown on the attached schedule, the results from continuing operations would have been a loss of $0.07 per share adjusted for the impact of the Profit Improvement Plan.
Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “The first phase of our Profit Improvement Plan was focused on consolidating our Atlas and Masland Contract businesses. Most of the management was consolidated late last year and early this year. The sales forces were combined in the third quarter and the manufacturing consolidation will be essentially complete over the next four months. The consolidation into one commercial carpet business will significantly reduce costs and complexity. During the third quarter and through the remainder of the year we are focused on implementation of the Profit Improvement Plan for the entire Company. We closed our tufting plant in Chickamauga, Georgia in the third quarter and are phasing out tufting in our Commerce, California plant and will move that production to our plant in Atmore, Alabama.
As our productivity, service and quality have improved, we are in a position to reduce staffing in many of our facilities. We began the reduction in June with our Atmore operations moving from a 7-day to a 5-day schedule. With the reductions already implemented and the ones recently announced, we will have reduced our employment by over 15% when completed early in 2019. These reductions represent a Company-wide effort to reduce costs and complexity, with approximately two thirds of the reduction coming from our commercial business and one third from our residential business. Our improved productivity enabled us to improve service and reduce inventories in excess of $2.5 million in the third quarter.
Our residential product sales were up 5.6% for the quarter. Our residential soft surface floor covering continued to grow market share, while the residential replacement segment, we estimate, was down slightly as compared to the prior year. Through the quarter, we saw very strong sales in our new STAINMASTER® carpet introductions, including both PetProtect® and Luxerell® segments. Also in the quarter, we began shipping our newly revamped Masland eNergy™ main street commercial product line. Masland eNergy™ is an upscale, modern take on the traditional main street commercial segment. Our eNergy™ products are well styled and feature type 6,6 nylon delivering the performance required by the most demanding segments of the commercial market. We have seen ready acceptance of our new displays by the market. Late in the quarter, we began shipment of our new EnVision 6,6™ collection. This new program is an extension of our Dixie Home product line with nicely styled products at moderate price points to reach a wide range of consumers. These products are made with type 6,6 nylon to ensure the highest quality and performance standards. We began shipment of our Fabrica Fine Wood Flooring line, a sophisticated collection of refined “best in class” decors. The wood product line includes French oak, maple and birch-with a style and quality consistent with the Fabrica brand promise.

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The Dixie Group Reports Third Quarter 2018 Results

November 8, 2018

Our commercial product sales in the third quarter were down 16.1%. Our soft surface commercial sales were down while the industry, we believe, was up in the low single digits. We have been slower in adapting to the transition in the marketplace from broadloom to modular carpet tile as well as the shift from piece dyed product to solution dyed yarn systems. To respond to these trends and improve our speed to market with newer more relevant products, we announced the unification of our two commercial brands, Atlas and Masland Contract, into one operating division of the Company in the fourth quarter of 2017. The final phase of this Profit Improvement Plan, announced in the third quarter, includes the integration of our west coast commercial manufacturing into our Atmore, Alabama commercial facility.
The consolidation of Atlas and Masland Contract provides an exciting opportunity for us to become a greater resource to our customers in the competitive commercial flooring market. This unification also includes our creative team which will relocate to our Design Studio in Saraland, Alabama. With all of these functions performed in our Alabama operations, it will give us the synergies and lower cost needed to provide outstanding product and world class service to the industry. The combined product portfolios of our two great brands leverage a diversity in technologies, premium yarn systems, style and price positioning. Atlas | Masland has now become a comprehensive resource to the commercial flooring customer.
Our custom capabilities are unparalleled, providing for unlimited possibilities. Whether a project calls for broadloom carpet, modular carpet tile, area rugs, walk off material or luxury vinyl flooring, we have the product and expertise to service our targeted specified commercial market segments. This combined approach recognizes designers time constraints and the variety of products today’s commercial projects utilize. By expanding the sales coverage of our products, such as with the sustainable design of our Masland Contract’s Tops collection, incorporating Thrive® by Universal Fibers® solution dyed nylon with 75% recycled content, we anticipate higher sales through the unified sales force.
We have already benefited from the merger of the management of the two commercial brands, announced in the fourth quarter of 2017, with lower commercial selling and administrative expenses during the third quarter of 2018," concluded Frierson.
Our gross profit for third quarter of 2018 was 21.6% of net sales as compared to a gross profit of 24.2% in 2017. Excluding the inventory write-downs associated with the announced closure of our two tufting operations under the Profit Improvement Plan, our gross profit would have been 22.5%. The lower gross profit was impacted by the very low sales volume in our commercial business during the period, thus leading to high unabsorbed fixed cost.
We implemented a residential price increase late in the third quarter primarily to offset higher labor, material and other operational costs. We continue to adjust staffing levels in our manufacturing operations to better align staffing with demand.
Selling and administrative expenses for the quarter were 22.7% of net sales, a decrease of 0.7 percentage points from our level of 23.4% in the third quarter of 2017. The decrease in our selling and administrative costs is primarily due to the Profit Improvement Plan we initiated in the fourth quarter of last year as we consolidated our two commercial management teams under the leadership of David Hobbs.
Expenses contributing to the loss during the period included several charges related to the Company's previously announced Profit Improvement Plan. The Plan included our decisions to fully exit the Chickamauga, Georgia and Commerce, California tufting operations. The charges in the third quarter for the Plan included $529 thousand in facility consolidation expenses, principally to reduce and consolidate sales forces, $349 thousand in asset impairments, and $963 thousand in inventory write downs, embedded in the cost of sales. The total charges related to the Profit Improvement Plan for the period were $1.8 million. Including inventory write downs and asset impairment, the total cost of the Plan is now estimated to be $5.4 million and total expense reductions are anticipated to be in excess of $11.1 million once fully implemented in mid-2019. Through the third quarter of 2018, including inventory write downs, the cost of the plan was approximately $2.9 million with annualized expense reductions of $3.2 million. The bulk of the anticipated expense reductions will be realized by the end of the first quarter of 2019. We anticipate that our total headcount will have been reduced by approximately 15% by the time we complete implementation of the Plan. Most of the anticipated headcount reductions will occur in the period from June 2018 through December 2018.
Our receivables decreased $397 thousand due to our reduction in sales for the period. Net inventories declined $4.2 million during the quarter which included a reduction in gross inventories of $2.6 million, inventory impairment write down of $963 thousand, and additional reserve adjustments of $605 thousand. Our accounts payable declined by $7.2 million, primarily due to seasonal factors. Our capital expenditures for the full year of 2018 are planned at a maintenance

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The Dixie Group Reports Third Quarter 2018 Results

November 8, 2018

level of approximately $5.3 million. For the year to date through third quarter end 2018, our capital expenditures, including those financed through capital leases, were $3.1 million as compared to depreciation and amortization of $9.4 million. Interest expense was up due to higher levels of debt and higher interest rates from a year ago. Our debt increased $3.1 million during the quarter.
Our floorcovering sales for the first 5 weeks of the quarter are down mid-single digits versus the same period in 2017. Sales for our residential business are up for the first 5 weeks while our commercial business is behind compared to this same period last year. We are pleased with the progress we are making with our Profit Improvement Plan and anticipate the bulk of the savings to be in place by the end of the first quarter in 2019.
A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com/investor/. The simulcast will begin at approximately 1:30 p.m. Eastern Time on November 8, 2018. A replay will be available approximately two hours later and will continue for approximately 30 days. If internet access is unavailable, a telephonic conference will be available by dialing 877-355-1003 and entering 2236637 at least ten minutes before the appointed time. A seven day telephonic replay will be available two hours after the call ends by dialing 855-859-2056 and entering 2236637 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Atlas Carpet Mills, Masland Contract, Masland Hospitality and Dixie International brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports Third Quarter 2018 Results

November 8, 2018

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
		(As Adjusted)		(As Adjusted)
NET SALES	$101,562	$102,650	$306,858	$307,378
Cost of sales	79,675	77,793	238,247	228,934
GROSS PROFIT	21,887	24,857	68,611	78,444
Selling and administrative expenses	23,033	24,049	69,954	73,802
Other operating (income) expense, net	(845)	46	421	84
Facility consolidation and severance expenses, net	529	—	936	—
Impairment of assets	349	—	349	—
OPERATING (LOSS) INCOME	(1,179)	762	(3,049)	4,558
Interest expense	1,664	1,486	4,840	4,205
Other (income) expense, net	(3)	4	—	22
Income (loss) from continuing operations before taxes	(2,840)	(728)	(7,889)	331
Income tax provision (benefit)	82	(181)	(110)	227
Income (loss) from continuing operations	(2,922)	(547)	(7,779)	104
Income (loss) from discontinued operations, net of tax	(40)	(11)	94	(163)
NET LOSS	$(2,962)	$(558)	$(7,685)	$(59)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.19)	$(0.03)	$(0.49)	$0.00
Discontinued operations	0.00	0.00	0.01	(0.01)
Net Loss	$(0.19)	$(0.03)	$(0.48)	$(0.01)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.19)	$(0.03)	$(0.49)	$0.00
Discontinued operations	0.00	0.00	0.01	(0.01)
Net Loss	$(0.19)	$(0.03)	$(0.48)	$(0.01)

Weighted-average shares outstanding:
Basic	15,786	15,707	15,754	15,696
Diluted	15,786	15,707	15,754	15,814

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The Dixie Group Reports Third Quarter 2018 Results

November 8, 2018

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	September 29, 2018	December 30, 2017
		(As Adjusted)
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$14	$19
Receivables, net	49,011	46,480
Inventories, net	118,212	113,657
Prepaids and other current assets	8,589	4,669
Total Current Assets	175,826	164,825

Property, Plant and Equipment, Net	86,788	93,785
Goodwill and Other Intangibles	5,621	5,850
Other Assets	18,939	19,447
TOTAL ASSETS	$287,174	$283,907

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$52,225	$49,901
Current portion of long-term debt	8,578	9,811
Total Current Liabilities	60,803	59,712

Long-Term Debt	132,707	123,446
Other Long-Term Liabilities	19,535	21,486
Stockholders' Equity	74,129	79,263
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$287,174	$283,907

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The Dixie Group Reports Third Quarter 2018 Results

November 8, 2018

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with an additional meaningful basis for comparing the Company's current and prior period results, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. In considering our supplemental financial measures, investors should bear in mind that other companies that report or describe similarly titled financial measures may calculate them differently. Accordingly, investors should exercise appropriate caution in comparing our supplemental financial measures to similarly titled financial measures reported by other companies.

Non-GAAP Summary

	Three Months Ended		Nine Months Ended
Non-GAAP Income (Loss) From Continuing Operations	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net Income (Loss) as Reported	$(2,962)	$(558)	$(7,685)	$(59)
Income (Loss) from Discontinued Operations, Net of Tax	(40)	(11)	94	(163)
Income (Loss) from Continuing Operations	(2,922)	(547)	(7,779)	104
Inventory Write Down as Part of Facilities Exit	963		963
Facility Consolidation and Severance Expenses, Net	529	—	936	—
Impairment of Assets	349	—	349	—
Workers Compensation Claim	—	—	450	—
California Legal Settlement	—	—	1,514	—
Tax Effect of Above	—	—	—	—
Non-GAAP Adjusted Income (Loss) From Continuing Operations (Note 1)	$(1,081)	$(547)	$(3,567)	$104

Adjusted Diluted Earnings (Loss) Per Share from Continuing Operations	$(0.07)	$(0.03)	$(0.23)	$0.01
Weighted-Average Diluted Shares Outstanding	15,786	15,707	15,754	15,814

NOTE 1 -The Company defines Adjusted Income (Loss) from Continuing Operations as Net Income (Loss) less loss from discontinued operations, net of tax, plus manufacturing integration expenses of new or expanded operations, plus facility consolidation and severance expenses, plus direct acquisition expenses, plus impairment of assets, plus unusual items so defined.

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